Ally Financial Inc.

Comprehensive Capital Analysis and Review 2013

Estimates in the Supervisory Severely Adverse Scenario

As required under the rules published by the Federal Reserve and the Federal Deposit Insurance Corporation (collectively, the “Regulators”) to address the Dodd-Frank Act Stress Test (“DFAST”) requirements, Ally Financial Inc. and Ally Bank (collectively, “Ally”) are providing a summary of stress test results from the Supervisory Severely Adverse (“Severe”) scenario as prescribed by the Regulators in the Comprehensive Capital Analysis and Review (“CCAR”) exercise. The DFAST Severe scenario and the related forecasts of macroeconomic variables were developed by the Regulators to be comparable to historical post-war U.S. recessions. The following summary of forecasted impacts to profitability, loss rates and capital position appropriately reflect the severity of the prescribed scenario.

Scope and Methodology

Ally’s process for assessing capital adequacy leverages a risk management infrastructure that identifies and measures all material risks. When conducting comprehensive enterprise-wide stress tests, such as CCAR, a multitude of risk exposures are considered. As identified and described in Ally’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, the company’s primary risk types include credit, lease residual, market, operational, insurance/underwriting, country and liquidity. In the DFAST Severe scenario the Regulators provide forecasts for a core set of macroeconomic variables that Ally supplements with additional variable forecasts that are developed internally. Execution of the stress test is conducted using a combination of quantitative models, external data sources, analytical tools and management judgment. Models and spreadsheets, whether they be internally developed or vendor models, are subject to a validation process managed by an independent function within the company. Stress test results are reviewed at various levels of the organization as variance analysis, sensitivities and trend reporting are used to analyze and challenge the stress test results. Throughout the stress testing process there are numerous reviews conducted by working groups, business unit management, corporate executives, councils and committees. In addition, the stress test results were reviewed by the Board of Directors for each of Ally and Ally Bank.

A number of key strategic actions were launched in 2012 that have a significant impact on Ally’s 2013 stress test results. Ally has made substantial progress in executing its strategic plans, including the following actions:

•	Reached agreements to sell the international operations for $9.2 billion in proceeds, reflecting a $1.6 billion premium to tangible book value, which will generate more than $3.0 billion in tier 1 common capital ($1.6 billion premium combined with $1.5 billion of tier 1 common capital generated through a $30 billion reduction in risk-weighted assets); Ally has received $4.1 billion in cash proceeds from these transactions thus far;
•	Completed the sale of its correspondent and wholesale broker mortgage operation on Feb. 28, 2013; and
•	Announced intentions to sell its remaining mortgage servicing rights (“MSR”) portfolio
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All of these actions are assumed to be successfully completed during the 9-quarter stress test forecast horizon and result in a significant positive impact on Ally’s capital position.

In addition, as a result of the May 14, 2012 independent decision by Residential Capital LLC’s (ResCap) Board of Directors to file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code for itself and certain of its affiliates, Ally has deconsolidated ResCap from its financial statements and stress test results. In addition, charges totaling $1.2 billion recorded during the year-ended December 31, 2012 are also reflected in the stress test results, including the $750 million which Ally has offered to contribute to the Debtors' estate.

It is not yet known exactly how the Regulators reflected the timing of the completion of all these strategic actions in their published results for Ally.

Ally Developed Results

In the Severe scenario Ally’s stress results show a pre-tax loss of approximately $3.4 billion over the 9-quarter horizon.1 Pre-provision net revenue included a decline in net interest income that resulted primarily from a significant reduction in earning asset balances over the forecast horizon. Given the severity of the economic scenario, the expectation is that light vehicle sales would decline thereby reducing revenue from new retail and lease originations as well as dealer floorplan financing. This decline in industry sales also negatively impacts revenues from the insurance business. Impacts to the mortgage business included lower servicing revenues and reduced value of the MSR portfolio (net of related hedges) prior to its assumed sale. Loan loss provisions and related allowances increase in the DFAST Severe scenario to keep pace with the expected rise in loan credit losses despite a significantly smaller balance sheet over the 9-quarter forecast period. Realized gains/losses on securities reflect sharp declines in the equity and bond markets. Gains from the sale of international auto finance and insurance operations are included in the results, a portion of which have been realized from the Canadian auto finance sale transaction that closed in 1Q 2013.

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1 Includes income from discontinued operations, net of taxes.

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These projections represent hypothetical estimates that involve an economic outcome that is more adverse than expected. These estimates are not forecasts of expected losses, revenues, net income before taxes, or capital ratios. The capital ratios are calculated using capital action assumptions provided within the Dodd-Frank Act stress testing rule. The minimum capital ratio presented is for the period 4Q 2012 to 4Q 2014.

Projected Losses, Revenue, and Net Income Before Taxes through Q4 2014 under the Supervisory Severely Adverse Scenario Ally Financial Inc. Billions of Dollars Percent of Average Assets Pre-provision Net Revenue 1 (1.3) (1.0) Other Revenue 2 0.3 0.2 Less Provisions 2.7 2.0 Realized Gains/Losses on Securities (AFS/HTM) 0.9 0.6 Trading and Counterparty Losses 3 n/a n/a Other Losses/Gains 4 0.0 0.0 Equals Net Income Before Taxes 5 (4.7) (3.4) Discontinued Operations, net of taxes 6 1.3 0.9 Net Income Before Taxes (incl. Disc Ops) (3.4) (2.5) 1 2 3 4 5 Total may not foot due to rounding. 6 Includes gain on sale from IO strategic transactions. Projected Losses, Revenue, and Net Income Before Taxes through Q4 2014 under the Supervisory Severely Adverse Scenario Includes losses from operational risk events and mortgage put-back expenses. Consists of adjustments related to discontinued operations. Includes mark-to-market losses, changes in credit valuation adjustments (CVA) and incremental default losses. Per CCAR instructions, only bank holding companies with greater than $500 billion in total consolidated assets who are subject to the amended market risk rule are required to report using this line item. Consists of $27 million of goodwill impairment losses.

Forecasted loan losses total $2.3 billion with a weighted average loss rate of 2.5% for the total loan portfolio over the 9-quarter time period. It is important to note that the loss rates are not annualized but rather reflect a 9-quarter cumulative loss rate. Ally’s largest loan portfolios, retail auto loans and dealer floorplan funding, have historically experienced low loss rates compared to other asset classes in the CCAR analysis, such as consumer mortgages and commercial real estate. Ally’s projected loss rates in the stress test are consistent, and, in some cases, more conservative than those experienced during the most recent economic recession. The steps Ally has taken to reduce exposure to the mortgage market and improve the credit quality of the held-for-investment mortgage loan portfolio are reflected in the low levels of mortgage losses in the DFAST Severe scenario.

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Projected Loan Losses by Type of Loans for Q4 2012 through Q4 2014 under the Supervisory Severely Adverse Scenario Ally Financial Inc. Billions of Dollars Portfolio Loss Rates (%) Loan Losses 1 2.3 2.5 First Lien Mortgages, Domestic 0.2 3.7 Junior Liens and HELOCs, Domestic 0.3 11.8 Commercial and Industrial 2 0.3 0.9 Commercial Real Estate 0.1 5.0 Credit Cards - - Other Consumer 3 1.4 2.7 Other Loans 4 0.0 0.6 1 Average loan balances used to calculate portfolio loss rates exclude loans held-for-sale and loans held-forinvestment under the fair-value option. 2 Includes dealer floorplan loans. 3 Includes retail auto loans. 4 Cumulative losses of $5 million on average other loan balance of $812 million.

Ally’s balance sheet is comprised of mainly high-quality, short duration automotive assets enabling the company to withstand severe stress events and meet all regulatory requirements throughout the forecast horizon.

In the DFAST Severe scenario, the Federal Reserve prescribes a standardized set of capital actions that do not permit security redemptions or repurchases. Ally assumes receipt of approximately $9.2 billion in proceeds from the sale of international operations in 2Q 2013, which are used to reduce future unsecured debt issuances and secured funding. Additionally, Ally assumes all required dividend and interest payments are made for the trust preferred, preferred and subordinated-debt securities throughout the forecast horizon.

Ally’s capital ratios in the DFAST Severe scenario exceed the 5.0% tier 1 common threshold through the entire 9-quarter forecast horizon as required under the capital plans rule and Federal Reserve guidance. Ally remains well capitalized at the beginning of the stress test (3Q 2012), maintaining a total capital ratio of 14.6% and a tier 1 common ratio of 7.3%. By 4Q 2014, Ally maintains a total capital ratio of 18.8% and a tier 1 common ratio of 7.0%. The primary drivers of the change in capital are the approximate $3.4 billion net pre-tax loss2 over the 9-quarter forecast horizon and the significant decline in risk-weighted assets (total capital ratio is more sensitive to overall changes in risk-weighted assets than tier 1 common). The risk weighted asset reduction is primarily driven by reduced origination volumes as a result of overall market conditions under the prescribed macroeconomic scenario as well as the strategic sale of substantially all international operations in 2013. By 4Q 2014 (end of stress forecast horizon) Ally maintains approximately $1.8 billon of excess capital above the tier 1 common threshold enabling further loss absorption beyond the prescribed DFAST Severe stress scenario. The following table summarizes 3Q 2012 actual capital ratios in addition to ratios under the DFAST Severe scenario. It should be noted that Ally Financial’s $5.9 billion of Mandatory Convertible Preferred (“MCP”) securities have not been converted to common in the 9-quarter stress test horizon; if a conversion was assumed to occur, tier 1 common results would be substantially higher. Moreover, if the Federal Reserve has significant concerns about Ally’s capital adequacy, it can immediately initiate conversion of the MCP into tier 1 common equity at their discretion.

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2 Includes income from discontinued operations, net of taxes

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Projected Capital Ratios through Q4 2014 under the Supervisory Severely Adverse Scenario Ally Financial Inc. Actual Q3 2012 Q4 2014 Minimum Tier 1 Common Ratio (%) 7.3 7.0 5.7 Tier 1 Capital Ratio (%) 13.6 17.2 12.0 Total Risk-based Capital Ratio (%) 14.6 18.8 13.4 Tier 1 Leverage Ratio (%) 11.3 14.3 10.3 Projected Capital Ratios through Q4 2014 under the Supervisory Severely Adverse Scenario Stressed Capital Ratios

Many of the key themes driving Ally’s stress test results and capital ratio forecasts are similar for Ally Bank on a stand-alone basis. Ally’s entire mortgage portfolio resides at Ally Bank so those loss figures are the same for both entities. In terms of the auto loan portfolio, Ally Bank does experience an increase in losses, but the loss rates are lower than those forecasted at Ally because Ally Bank has stricter credit guidelines on new retail originations. While the losses at Ally Bank are less than those at Ally in the DFAST Severe scenario, there is a similar trend in the asset forecast as Ally Bank experiences a significant decline in its U.S. auto loan portfolio. As a result, Ally Bank’s capital ratios behave in a manner very similar to those of Ally over the forecast horizon and improve by the end of the 9-quarter forecast horizon.

Projected Capital Ratios through Q4 2014 under the Supervisory Severely Adverse Scenario Ally Bank Actual Stressed Capital Ratios Q3 2012 Q4 2014 Minimum Tier 1 Capital Ratio (%) 17.0 21.2 16.3 Total Risk-based Capital Ratio (%) 18.0 22.4 17.5 Tier 1 Leverage Ratio (%) 15.5 18.7 15.0

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